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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
TriQuint Semiconductor, Inc.:

    We consent to the incorporation by reference in the registration statement on Form S-8 of our reports dated January 31, 2001, relating to the consolidated balance sheets of TriQuint Semiconductor, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows and the related financial statement schedules for each of the years in the three-year period ended December 31, 2000, which reports appear in, or are incorporated by reference in, TriQuint Semiconductor, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000.

/s/ KPMG LLP
July 25, 2001 Portland, Oregon

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  Exhibit 23.1
Consent of Independent Auditors